Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of YXT.COM Group Holding Limited of our report dated May 28, 2024, except for the change in the manner in which the Company accounts for segments discussed in Note 2 to the consolidated financial statements, as to which the date is April 24, 2025 relating to the financial statements, which appears in YXT.COM Group Holding Limited’s Annual Report on Form 20-F for the year ended December 31, 2024.

/s/ PricewaterhouseCoopers Zhong Tian LLP

Shanghai, the People’s Republic of China

April 30, 2025